                                                       EXHIBIT 10(g)

                        EMPLOYMENT AGREEMENT

	This Employment Agreement ("Agreement"), including the attached Exhibit A, is entered into between Greif Bros. Corporation ("Employer"), and Joseph W. Reed ("Employee"), to be effective as of August 18, 1997 (the "Effective Date").

WITNESSETH:

	WHEREAS, Employer desires to employ Employee, effective as of the Effective Date, pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee desires to enter into such employment relationship pursuant to such terms and conditions and for such consideration.

	NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

                             ARTICLE 1.

                        EMPLOYMENT AND DUTIES

	1.1	Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit A (the "Term"), subject to the terms and conditions of this Agreement.

	1.2	Employee initially shall be employed in the position set forth on
Exhibit A. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee"s abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

	1.3	Employee shall, during the period of Employee's employment by
Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time.

	1.4	Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer. Employee shall not, during the Term of this Agreement or any extension or renewal thereof, engage, directly or indirectly, in any activity which constitutes a Conflict of Interest (as defined below). For purposes of this Agreement: (a) "Conflict of Interest" means, without limitation, any act or activity, or any interest in connection with, or benefit from any act or activity, which is adverse to the interests of or would in any way injure Employer or any of its affiliates, provided that a passive investment of not more than 5% of the outstanding equity securities of an entity whose securities are then being regularly traded in open-market brokerage transactions (either on a stock exchange or over-the-counter) shall not constitute a Conflict of Interest;
and (b) "directly or indirectly" means, without limitation, participation for Employee's own account or as an owner, shareholder, partner, director, officer, member, manager, employee, associate, creditor or agent of any other person or organization or through Employee's spouse or other family relation. In keeping with Employee's duties to Employer, Employee agrees that Employee shall not knowingly become involved in a Conflict of Interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to the reporting relationship person identified on Exhibit A any facts that might involve such a Conflict of Interest that has not been approved by Employer's Board of Directors.

                                ARTICLE 2.

                          COMPENSATION AND BENEFITS

	2.1	Employee's base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, which shall be paid in equal or nearly equal installments in accordance with Employer's standard payroll practice and not less frequently than monthly. Employee's base salary shall be reviewed not less often than annually and shall be subject to such upward adjustments as Employer may deem appropriate in its discretion.

	2.2	In addition to Employee's base salary, Employee shall be eligible to participate in the Employer's Incentive Compensation Plan for Division and Subsidiary Executives (the "Incentive Plan"). The summary of such
Incentive Plan is attached hereto as Exhibit B. In addition, Employee may be awarded discretionary incentive stock options under the Employer's 1995 Incentive Stock Option Plan. The 1995 Plan and the form of Option
Agreement is attached hereto as Exhibit C.

	2.3	While employed by Employer (both during the Term and thereafter),
Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, vacation, 401(k) and pension plans.
To the extent, but only to the extent, that any such plan or program generally permits the participation or coverage of dependents of employees of the Employer, the Employee's dependents may participate in or be covered under any such plan or program. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

	2.4	Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of Employer, none of the benefits or arrangements described in this Article
2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

	2.5	Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.


                              ARTICLE 3.

            TERMINATION PRIOR TO EXPIRATION OF TERM AND
                    EFFECTS OF SUCH TERMINATION

3.1 Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

	(i)	For "cause" upon the good faith determination by the
Employer that "cause" exists for the termination of the employment relationship. As used in this Section 3.1(i), the term cause shall mean (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (b) Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; (c) a reasonable determination by Employer that Employee has violated the Conflict of Interest provisions of Section 1.4 of this Agreement and failure by Employee to eliminate such Conflict of Interest within ten days after receipt of written notice from Employer to do so, or, if it is impossible to eliminate such Conflict of Interest within such ten days, failure to commence within such ten days any action necessary to eliminate such Conflict of Interest and thereafter to continue diligently to pursue such action until elimination of such Conflict of Interest, within no more than 30 days after such notice; or (d) Employee's material breach of any material provision of this Agreement (other than Section 1.4) that remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach;

	(ii)	for any other reason whatsoever in the sole discretion of
Employer;

	(iii)	upon Employee's death; or

	(iv)	upon Employee's long-term disability.  For purposes of this
Agreement, "long-term disability" shall have the same meaning as the term "long-term disability" or "permanent disability" or similar term in Employee's long-term or permanent disability policy provided by Employer and covering Employee; provided that if there is no such policy in effect covering Employee, "long-term disability" shall mean that Employee has become incapacitated by accident, sickness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of Employee for a period of more than 90 days out of any 180 day period.

	The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in
Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.l (iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1(iv) as a result of the Employee's long-term disability is specified in Section 3.7.

	3.2	Notwithstanding any other provisions of this Agreement except
Section 6.5, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

	(i)	a material breach by Employer of any material provision of
this Agreement that remains uncorrected for 30 days following written notice of such breach by Employee to Employer; or

	(ii)	for any other reason whatsoever, in the sole discretion of
Employee.

	The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.2(i); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(ii); the effect of such termination is specified in Section 3.3.

	3.3	Upon a "Voluntary Termination" of the employment relationship by
Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination; provided that this
Section 3.3 shall not constitute a waiver by Employee of any statutory right or rights Employee may have to continue to receive benefits after termination of employment. Employee shall be entitled to pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (such as unused personal vacation, bonus and other similar items).

	3.4	If Employee's employment hereunder shall be terminated by
Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination; provided that this Section 3.4 shall not constitute a waiver by Employee of any statutory right or rights Employee may have to continue to receive benefits after termination of employment. Employee shall be entitled to pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (such as unused personal vacation, bonus and other similar items).

	3.5	Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination, to receive the compensation specified in
Section 2.l as if Employee's employment (which shall cease as of the date of such Involuntary Termination) had continued for the full Term of this Agreement. Furthermore, Employee shall be entitled to other payments generally available to other departing employees of Greif (such as unused personal vacation, bonus and other similar items). Employee may, but shall have no duty or obligation to, seek or accept other employment following Involuntary Termination, and if Employee accepts employment, the amounts due Employee hereunder shall be offset and reduced by the amount of compensation received by Employee for services rendered during the
remainder of the Term from Employee's subsequent employer(s).   Employee's
rights under this Section 3.5 are Employee's sole and exclusive rights against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section
3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

	3.6	Upon termination of the employment relationship as a result of
Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (such as unused personal vacation, bonus and other similar items).

	3.7	Upon termination of the employment relationship as a result of
Employee's long-term disability, Employee shall be entitled to his or her pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer
(e.g., unused personal vacation, bonus and other similar items).

	3.8	In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of Employer or its affiliates; provided that compensation for any accrued but unused vacation shall not constitute a severance plan or policy of Employer under this Agreement.

3.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement that are continuing obligations, including, without limitation, Employee's obligations under Article 5.

                            ARTICLE 4.

               CONTINUATION OF EMPLOYMENT BEYOND TERM;
               TERMINATION AND EFFECTS OF TERMINATION

	4.1	Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit A, such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination plus any other payments generally available to other departing employees of Employer (e.g., unused personal vacation, bonus and other similar items).

                           ARTICLE 5.

            OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS

	5.1	All information, ideas, concepts, improvements, discoveries, and inventions, subject to or capable of patent or other forms of intellectual property protection, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the period of and within the scope of Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) and that relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

	5.2	Employee acknowledges that the business of Employer and its
affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer or its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and Employer shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

	5.3	All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or its affiliates shall be and remain the property of Employer or its affiliates, as the case may be.
Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

	5.4	If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work specially ordered and then not deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

	5.5	Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

                               ARTICLE 6.

                             MISCELLANEOUS

	6.1	For purposes of this Agreement the terms "affiliates" or
"affiliated" means an entity who directly, or indirectly through one or more intermediaries, is controlled by, or is under common control with Employer.

	6.2	For purposes of this Agreement, notices and all other
communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer, to:

Greif Bros. Corporation
425 Winter Road
Delaware, Ohio  43015
Attention: Michael J. Gasser, Chairman and
           Chief Executive Officer

If to Employee, to:

Joseph W. Reed
4 Sessions Drive
Bexley, Ohio  43209

	Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

	6.3	This Agreement shall be governed in all respects by the laws of the State of Ohio, excluding any conflict-of-law rule or principle that might refer the construction of this Agreement to the laws of another State or country.

	6.4	No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

	6.5	If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 5, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree first to endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. Thereafter, if either party to this Agreement brings legal action to enforce the terms of this Agreement, the party who prevails in such legal action, whether plaintiff or defendant, in addition to the remedy or relief obtained in such legal action shall be entitled to recover its, his, or her expenses incurred in connection with such legal action, including, without limitation, costs of Court and attorneys fees.

	6.6	It is a desire and intent of the parties that the terms,
provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

	6.7	This Agreement shall be binding upon and inure to the benefit of
Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

6.8 This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

	IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                                    GREIF BROS. CORPORATION

                                    By: /s/ Michael J. Gasser
                                    Michael J. Gasser
                                    Chairman and Chief Executive Officer

                                    This 18th day of August, 1997

                                    EMPLOYEE

                                    /s/ Joseph W. Reed
                                    Joseph W. Reed

                                    This 18th day of August, 1997

                                           EXHIBIT 10(g) (concluded)

                             EXHIBIT "A"
                                TO
                        EMPLOYMENT AGREEMENT


Employee Name: Joseph W. Reed

Term: Three (3) years after the Effective Date.

Position: Chief Financial Officer and Secretary

Reporting Relationship: Michael J. Gasser

Monthly Base Salary: $18,333.34


                                      GREIF BROS. CORPORATION

                                      By: /s/ Michael J. Gasser
                                      Michael J. Gasser
                                      Chairman and Chief Executive Officer

                                      This 18th day of August, 1997

                                      EMPLOYEE

                                      /s/ Joseph W. Reed
                                      Joseph W. Reed

                                      This 18th day of  August,  1997